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                                                                    EXHIBIT 4(b)

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 MLNY071              ML LIFE INSURANCE COMPANY OF NEW YORK
  Draft
 6-7-2002          INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
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This endorsement is part of the Contract. The Contract, as amended, is intended to qualify as an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The following provisions replace any contrary provisions of the Contract:

1. The Owner shall be the Annuitant. Any provision of the Contract that would allow joint ownership, or that would allow more than one person to share distributions, is deleted.

2. The Contract is not transferable or assignable (other than pursuant to a divorce decree in accordance with applicable law) and is established for the exclusive benefit of the Owner and his or her Beneficiaries. It may not be sold, assigned, alienated or pledged as security for a loan or other obligation.

3.  The Owner's entire interest in the Contract shall be nonforfeitable.

4. Premium payments shall be in cash. The following purchase payments shall be accepted as initial premiums under this Contract:

        a. rollover contributions described in Code Sections 402(c), 402(e)(b), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16);

        b. amounts transferred from another individual retirement account or annuity; and

        c. contributions made pursuant to a Simplified Employee Pension as provided in Code Section 408(k).

    Additional premium payments will be accepted but the amount paid for a calendar year cannot exceed the annual contribution limits specified in Code
    Section 408(b).

    The Owner must determine whether any premium payment qualifies as a permissible contribution subject to favorable tax treatment under the Code. The Owner must also determine whether such amount qualifies as a permissible rollover contribution for income tax purposes.

    No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan.

5. This Contract does not require fixed premium payments. Any refund of premiums (other than excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of additional premiums or the purchase of additional benefits.

    Notwithstanding any provision of this Contract to the contrary, the distribution of the individual's interest in the Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under section 11 below) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than sections 8, 9, 10 and 12 below.

6.  If this Contract is used in conjunction with a SEP-IRA plan under Code
    Section 408(k), the annuity option tables attached to this endorsement shall be substituted for the tables set forth in the Contract.

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MLNY071                                                                 SPECIMEN

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7.  The Annuity Date is the date the Owner's entire Contract Value will be distributed or commence to be distributed. The Annuity Date shall be no later than April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2, (the Required Beginning Date).

8. Any amounts payable during the Owner's lifetime shall commence on or before the Annuity Date and shall be payable in substantially equal amounts, at least annually. Payment shall be made as follows:

        a.  in a lump sum; or

        b.  over the Owner's life; or

        c.  over the lives of the Owner and his or her designated Beneficiary;
            or

        d.  over a period certain not exceeding the Owner's life expectancy; or

        e. over a period certain not exceeding the joint and last survivor life expectancy of the Owner and his or her designated Beneficiary.

    If the Owner's entire interest is to be distributed in other than a lump sum, then the minimum amount to be distributed each year (commencing with the calendar year following the calendar year in which the Owner attains age 70 1/2 and each year thereafter) shall be determined in accordance with Code
    Section 408(b)(3) and the regulations thereunder, including the incidental death benefit requirement of Code Section 401(a)(9)(G), the regulations thereunder, and the minimum distribution incidental death benefit requirement of Q&A-2 of Temporary Income Tax Regulation Section 1.401(a)(9)-6T. Payments must be either nonincreasing or may increase only as provided in Q&As-1 and -4 of Temporary Income Tax Regulation Section 1.401(a)(9)-6T. It is the Owner's responsibility to make sure that the required minimum distribution is taken in a timely manner and that the correct amount is distributed.

    The distribution periods described in this Section 8 cannot exceed the periods specified in 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

    The first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

9. If the Owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to his or her death.

    If the Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

        a. If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph (c) below.

        b. If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (c) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using the beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed

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MLNY071                                                                 SPECIMEN

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            in accordance with paragraph (c) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

        c. If there is no designated beneficiary, or if applicable by operation of paragraph (a) or (b) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b) above).

        d. Life expectancy is determined using the Single Life Table in Q&A-1 of 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (a) or (b) and reduced by 1 for each subsequent year.

10. If the sole designated beneficiary is the individual's surviving spouse, the spouse may elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the Contract or fails to take required distributions as a beneficiary.

    If the Owner dies before his or her entire interest has been distributed, no additional premiums will be accepted under this policy after his or her death unless the Beneficiary is the Owner's surviving spouse.

11. The "interest" in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

12. For purposes of paragraph 9 above, required distributions are considered to commence on the Owner's Required Beginning Date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph 9(b) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the Annuity Date.

13. This endorsement is intended to qualify the Contract under the provisions of Code Section 408 for federal income tax purposes. The provisions of the Contract in conjunction with the provisions of this endorsement are to be interpreted to maintain such qualification, notwithstanding any other provision to the contrary. We reserve the right to amend or modify the Contract or this endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the tax advantages available to an individual requirement annuity under Code
    Section 408(b) and any other applicable law. We will send you a copy of such amendment to this endorsement. The Owner is responsible for determining that premiums, distribution, and other transactions under the Contract comply with applicable laws.

14. This endorsement is effective as of the Contract Date or, if later, January 1, 2002.

                                           ML LIFE INSURANCE COMPANY OF NEW YORK

                                           By:       /s/ Lori M. Salvo
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                                                         Secretary

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MLNY071                                                                 SPECIMEN